Exhibit 10.1

Rush Street Interactive, Inc.

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

August 12, 2021

VIA ELECTRONIC MAIL

Gregory A. Carlin

c/o Rush Street Interactive, L.P.

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

Re:	Vice Chairman Appointment Letter from Rush Street Interactive, Inc.

Dear Greg:

We are pleased to confirm your appointment as the non-executive Vice Chairman of the Board of Directors of Rush Street Interactive, Inc. (the “Company” and the Company’s board of directors the “Board”). The purpose of this letter agreement (this “Letter Agreement”) is to set forth the terms of your appointment as Vice Chairman of the Board. Effective as of the date hereof, your employment letter dated December 27, 2020 (the “2020 Agreement”) shall terminate and be of no further force and effect other than the “Non-Compete/Non-Solicitation” section of such agreement (which shall apply for twelve (12) months following the end of the Employment Period (as defined in the 2020 Agreement)) and the Employment Period shall terminate effective as of the date hereof and you shall no longer serve as Chief Executive Officer or as an employee of the Company or any of its direct or indirect subsidiaries. Other than the non-compete and non-solicitation covenants contained in the “Non-Compete/Non-Solicitation” section of the 2020 Agreement, the Company hereby waives the right to enforce any non-compete and non-solicitation covenants applicable to you contained in any equity award agreements or the Company's equity incentive plans, or any other agreement between the parties.

Compensation

Effective as of the date hereof, as Vice Chairman of the Board, you will be eligible to participate as a non-employee director, subject to its terms and conditions, in the Company’s equity incentive plan. The amount of your annual long-term incentives under the equity incentive plan is to be equal to $250,000 (but in no event less than the amount granted to other non-employee directors on the Board, excluding the Company’s Executive Chairman), which, as with the other directors receiving compensation, currently shall consist of restricted shares that vest upon and subject to your remaining as a director on the Board at the next annual shareholders meeting of the Company. Your ongoing service as a director on the Board shall constitute “Continuous Service” under the terms of the Company’s equity incentive plan.

Treatment of 2021 Cash Bonus and Existing 2021 Equity Awards

You were eligible to participate in the Company’s discretionary cash bonus plan upon the terms set forth in the 2020 Agreement. You will be entitled to a cash bonus for 2021 for the period during which you served as CEO in an amount equal to $240,000, which such amount shall be payable to you within five (5) business days of the date of this Letter Agreement. Further, you were granted and issued awards under the Company’s equity incentive plan in April 2021 consisting of performance stock units, stock options and restricted stock units.  On the date hereof, you agree and hereby surrender one-third of each such award and will continue to hold the remainder of such awards on the terms set forth in the grant agreement(s) applicable to such awards (including vesting of such retained awards being subject to your remaining a director on the Board).

At-Will Appointment

Subject to the terms and conditions of this Letter Agreement, your appointment as Vice Chairman of the Board will be, at all times, at will. This means that you may resign as Vice Chairman at any time, and the Board may, in its sole discretion, terminate your appointment as Vice Chairman at any time without notice and for any reason or no reason at all. No one other than the Board has the authority to alter the at-will nature of your appointment as Vice Chairman, or to make any agreement that amends or alters the terms and conditions of this Letter Agreement and any such amendment or alteration must be in writing, must reference this Letter Agreement and must be signed a member of the Board authorized to so sign.

Applicable Law; Legal Remedies

This Letter Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the choice of law provisions thereof. Any controversy or claim arising out of or related to (i) this Letter Agreement, (ii) the breach thereof, or (iii) your employment with the Company or the termination of such employment, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association ("AAA") under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of January 1, 2004, as the same may be amended, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Compliance with Gaming Laws

As required by the statutes, rules and regulations relating to gaming where the Company and its subsidiaries and affiliates operates or is regulated (collectively, the “Gaming Laws”), you must timely obtain and maintain all permits or licenses required under the Gaming Laws. In addition, you agree to comply with all Gaming Laws applicable to you as a director of the Company as well as to assist the Company and its subsidiaries and affiliates, as necessary, in complying with the Gaming Laws.

Notwithstanding any other provision of this Letter Agreement, if you fail to comply with the Gaming Laws or if you are denied a required license or permit following the end of all applicable appeal periods, or if a regulator in a jurisdiction where the Company or its subsidiaries or affiliates operates or is regulated (or has applied for a license to operate) requires that your appointment be terminated or provides that your continued appointment as Vice Chairman shall create a gaming problem for the Company or its subsidiaries or affiliates, your appointment shall terminate immediately, without notice or action and without liability on the part of Company or its subsidiaries or affiliates.

By signing below, you represent and warrant that you are not currently a party to any agreement or other restriction that you would violate by accepting this offer and performing the duties contemplated by this Letter Agreement. This Letter Agreement constitutes the entire agreement between you and the Company and supersedes all prior agreements, understandings, or arrangements, whether oral or written, among the parties with respect to any matter related to this offer, including the 2020 Agreement.

[Signatures page to follow on next page.]

Please accept this Letter Agreement by signing this Letter Agreement where indicated and returning them to me.

Sincerely,

/s/ Neil Bluhm
Neil Bluhm
Chairman
Rush Street Interactive, Inc.

I accept and agree to all terms and conditions of this Letter Agreement:

/s/ Gregory A. Carlin	August 12, 2021
Gregory A. Carlin	Date

4